Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Aziyo Biologics, Inc. of our report dated April 17, 2020, except for the effects of the reverse stock split discussed in Note 20 to the consolidated financial statements, as to which the date is September 30, 2020, relating to the financial statements of Aziyo Biologics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
September 30, 2020